As filed with the Securities and Exchange Commission on February 21, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIG 5 SPORTING GOODS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4388794
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2525 East El Segundo Boulevard

El Segundo, California 90245

(310) 536-0611

Big 5 Sporting Goods Corporation Amended and Restated 2007 Equity and Performance Incentive Plan

(Full Title of the Plan)

Gary S. Meade, Esq.

Senior Vice President & General Counsel

Big 5 Sporting Goods Corporation

2525 East El Segundo Boulevard

El Segundo, California 90245

(310) 536-0611

(Name, address including zip code, and telephone number, including area code, of Registrants’ agent for service)

Copy to: Kevin L. Finch, Esq. Freeman, Freeman & Smiley LLP 1888 Century Park East, Suite 1900 Los Angeles, California 90067 310-255-6100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common Stock, $.01 par value potentially issuable in respect of future awards under the Registrant’s Amended and Restated 2007 Equity and Performance Incentive Plan	1,250,000	$8.68	$10,850,000	$1,243.41

(1)	This Registration Statement (the “Registration Statement”) registers an additional 1,250,000 shares of Common Stock, par value $0.01 per share, of Big 5 Sporting Goods Corporation (the “Registrant”) that may be issued or subject to awards under the Registrant’s Amended and Restated 2007 Equity and Performance Incentive Plan (the “Plan”). Pursuant to a registration statement on Form S-8 (File No. 333-149730) filed with the Securities and Exchange Commission on March 14, 2008, the Registrant initially registered 3,528,150 shares of Common Stock, par value $0.01 per share, for issuance or subject to awards under the Plan.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares as may result from anti-dilution adjustments under the Plan and which may hereinafter be offered or issued pursuant to the Plan to prevent dilution resulting from adjustments to the outstanding shares of Common Stock of the Registrant, or if the outstanding shares of the Common Stock of the Registrant are converted into or exchanged for, other securities or property, as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.
(3)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on February 16, 2012.

EXPLANATORY NOTE

On March 14, 2008, Big 5 Sporting Goods Corporation (the “Company”) filed with the Securities and Exchange Commission a registration statement on Form S-8 (File No. 333-149730) (the “Prior Registration Statement”) registering 3,528,150 shares of Common Stock, par value $0.01 per share, for issuance or subject to awards under the Company’s 2007 Equity and Performance Incentive Plan. At the Annual Meeting of the Company’s stockholders held on June 14, 2011, the stockholders approved an amendment and restatement of such plan to, among other things, increase by 1,250,000 the maximum number of shares of the Company’s Common Stock that may be issued or subject to awards under such plan. Such plan is now named the Amended and Restated 2007 Equity and Performance Incentive Plan (the “Plan”).

As permitted under General Instruction E to Form S-8, this Registration Statement on Form S-8 is being filed solely to register pursuant to the Securities Act of 1933, as amended, 1,250,000 additional shares of the Company’s Common Stock, par value $0.01 per share, for issuance or subject to awards under the Plan. The contents of the Prior Registration Statement are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents heretofore filed by Big 5 Sporting Goods Corporation, a Delaware corporation (the “Registrant”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011 filed with the Commission on March 2, 2011 (Commission File No. 000-49850);

(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2011, filed with the Commission on May 4, 2011 (Commission File No. 000-49850);

(c)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2011, filed with the Commission on August 3, 2011 (Commission File No. 000-49850);

(d)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2011, filed with the Commission on November 3, 2011 (Commission File No. 000-49850);

(e)	the Registrant’s Current Reports on Form 8-K, filed with the Commission on June 7, 2011, June 20, 2011, July 13, 2011, and October 26, 2011; and

(f)	the Registrant’s Registration Statement on Form 8-A, including any exhibits thereto, filed with the Commission on June 6, 2002 (Commission File No. 000-49850) pursuant to Section 12(g) of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

As permitted by Section 145 of the DGCL, the Registrant’s Amended and Restated Bylaws provide that, to the fullest extent permitted by the DGCL, directors, officers and certain other persons who are made, or are threatened to be made, parties to, or are involved in, any action, suit or proceeding will be indemnified by the Registrant with respect thereto.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision that limits a director’s personal liability to the Registrant or its stockholders for monetary damages for breaches of his or her fiduciary duty as a director. Article EIGHTH of the Registrant’s Amended and Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

As permitted by Section 145(g) of the DGCL and the Registrant’s Amended and Restated Bylaws, the Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Registrant.

In addition, the Registrant has entered into contracts with its directors and officers pursuant to which the Registrant agrees to provide and maintain directors’ and officers’ insurance and further agrees to provide indemnification of such directors and officers to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1 (1)	Amended and Restated Certificate of Incorporation of the Registrant

4.2 (1)	Amended and Restated Bylaws of the Registrant

5.1	Legal Opinion of Freeman, Freeman & Smiley LLP

15.1	Letter of Awareness of Deloitte & Touche LLP

23.1 (2)	Consent of Freeman, Freeman & Smiley LLP

23.2	Consent of Deloitte & Touche LLP

24.1 (3)	Power of Attorney

99.1 (4)	Big 5 Sporting Goods Corporation Amended and Restated 2007 Equity and Performance Incentive Plan

(1)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed March 31, 2003 (File No. 000-49850).
(2)	Included in Legal Opinion of Freeman, Freeman & Smiley LLP filed as Exhibit 5.1 to this Registration Statement.
(3)	Included on the signature pages filed with this Registration Statement.
(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed June 20, 2011.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided , however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of El Segundo, state of California, on this 21st day of February, 2012.

BIG 5 SPORTING GOODS CORPORATION

By:	/s/ Barry D. Emerson
Barry D. Emerson
Senior Vice President & Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven G. Miller, Barry D. Emerson and Gary S. Meade, and each of them, his or her attorneys-in-fact and agents, each with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven G. Miller Steven G. Miller	Chairman of the Board, President & Chief Executive Officer (Principal Executive Officer)	February 21, 2012

/s/ Barry D. Emerson	Senior Vice President, Chief Financial Officer & Treasurer	February 21, 2012
Barry D. Emerson	(Principal Financial and Accounting Officer)

/s/ Sandra N. Bane	Director	February 21, 2012
Sandra N. Bane

/s/ G. Michael Brown	Director	February 21, 2012
G. Michael Brown

/s/ Dominic DeMarco	Director	February 21, 2012
Dominic DeMarco

/s/ Jennifer H. Dunbar	Director	February 21, 2012
Jennifer H. Dunbar

/s/ David R. Jessick	Director	February 21, 2012
David R. Jessick

/s/ Michael D. Miller	Director	February 21, 2012
Dr. Michael D. Miller

EXHIBIT INDEX

Exhibit Number	Description

4.1 (1)	Amended and Restated Certificate of Incorporation of the Registrant

4.2 (1)	Amended and Restated Bylaws of the Registrant

5.1	Legal Opinion of Freeman, Freeman & Smiley LLP

15.1	Letter of Awareness of Deloitte & Touche LLP

23.1 (2)	Consent of Freeman, Freeman & Smiley LLP

23.2	Consent of Deloitte & Touche LLP

24.1 (3)	Power of Attorney

99.1 (4)	Big 5 Sporting Goods Corporation Amended and Restated 2007 Equity and Performance Incentive Plan

(1)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed March 31, 2003 (File No. 000-49850).
(2)	Included in Legal Opinion of Freeman, Freeman & Smiley LLP filed as Exhibit 5.1 to this Registration Statement.
(3)	Included on the signature pages filed with this Registration Statement.
(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed June 20, 2011.